EXHIBIT 10(ii).13

ASSET TRANSFER AGREEMENT


Agreement dated as of May 2, 1994 among MetPath Inc., a Delaware corporation formerly known as Corning Lab Services Inc. ("MetPath"), International Technology Corporation, a Delaware corporation ("ITX"), and IT Corporation, a California corporation ("IT") ("ITX and IT being collectively referred to as "ITC").

WHEREAS MetPath, through its Enseco Division, and IT, through its Analytical Services Division (the "IT Division") are each engaged in the United States in the business of providing environmental testing services involving quantitative and qualitative analysis of chemicals and other pollutants and directly related services (the foregoing business, as hereinafter further defined, being referred to in this Agreement as the "Analytical Services Business");

WHEREAS in connection with the formation of a Delaware corporation to be organized ("Newco"), MetPath desires to transfer to Newco the Enseco Assets (as hereinafter defined), and IT desires to transfer to Newco the ITC Assets (as hereinafter defined), and Newco desires to assume certain liabilities of the Enseco Division and the IT Division pursuant to the transactions contemplated by this Agreement and the related agreements;

WHEREAS as consideration of the transfer by MetPath to Newco of the Enseco Assets, MetPath will own 1500 shares of Class A Common Stock, par value $.01 per share, of Newco ("Newco Class A Common Stock "), constituting 50% of the capital stock of Newco outstanding immediately following the Closing (as hereinafter defined);.

WHEREAS as consideration for the transfer by IT to Newco of IT Assets, IT will own 1500 shares of Class B Common Stock, par value $.01 per share of Newco ("Newco Class B Common Stock), constituting 50% of the capital stock of Newco outstanding immediately following the Closing;

WHEREAS, the parties intend that the transactions contemplated by this Agreement will be treated as a transaction governed by
Section 351 of the Code (as hereinafter defined).


 NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. Definitions. The following terms when used in this Agreement (including the recitals and Exhibits) shall have the meanings set forth below:

           "Account Receivable" shall have the meaning set forth in Section 2(a)(viii) and Section 3(a)(viii).

           "Affiliate", with respect to any entity, shall mean a corporation or other business entity or a trust, in whatever country organized, which directly or indirectly controls, is controlled by or is under common control with such entity, where such control is exercised through majority ownership of outstanding stock, including without limitation the ultimate parent of such entity, it being understood that for purposes of this Agreement Newco and its Affiliates shall not be deemed to be an Affiliate of, or to have as an Affiliate, MetPath, IT or ITX or any of their respective Affiliates.

           "Analytical Services Business" shall have the meaning set forth in the first recital except that, with respect to IT, shall exclude the businesses of IT's Technology Development Laboratory, IT's
      Treatability lab and IT's bioassay groups.


           "Appropriate Inquiry" shall have the meaning set forth in Section 9(r).

           "Assets" shall collectively mean all of the Enseco
      Assets and the ITC Assets.

           "Assigned Agreements" shall have the meaning set forth in Section 2(a)(v) and Section 3(a)(v).

           "Assumed Obligations" shall have the meaning set forth in Section 5(a).

           "Business Know-how" shall mean all technical information, trade secrets, proprietary software, know-how (including, without limitation, proprietary know-how and use and application know-how), customer lists and other similar materials.

           "Claims" shall have the meaning set forth in
      Section 12.
           "Closing" shall have the meaning set forth in
      Section 4.

           "Closing Date" shall have the meaning set forth in
      Section 4.

           "Code" shall mean the Internal Revenue Code of 1986, as amended.

           "Contracts" shall have the meaning set forth in
      Section 7(m).

           "Current Assets" shall mean the Accounts
      Receivable and other current assets (excluding for purposes of Section 5 deferred income taxes) assigned by MetPath or ITC, as the case may be, to Newco
      pursuant to Section 5.   ITC's Current Assets shall
      include the Excluded Receivables and MetPath's Current Assets shall exclude the Excluded Receivables.

           "Depository Accounts" shall have the meaning set forth in Section 9(h).

           "Disclosure Statement" shall mean the respective
      Disclosure Statements delivered by MetPath and ITC in connection with the execution and delivery of this Agreement.

           "Employee Plan" shall have the meaning set forth in Section 7(u)(iii).

           "Enseco Assets" shall mean all of the assets of MetPath or its Subsidiaries transferred or required to be transferred to Newco pursuant to Section 2 of this Agreement.

           "Encumbrance" shall mean any pledge, lien, charge, encumbrance, security interest, equity, assessment or claim of any kind whatsoever, excluding such imperfections of title and encumbrances as are not in the aggregate substantial in character, amount or extent as applied to any single property or asset and do not in the aggregate materially detract from the value or interfere with the present use of any property or asset subject thereto or affected thereby, or otherwise materially impair business operations as presently conducted.

           "Environmental Law" shall have the meaning set forth in Section 7(r).

           "ERISA" shall mean the Employee Retirement Income
      Security Act of 1974, as amended.

           "Excluded Assets" shall have the meaning set forth in Section 2(b) hereof.

           "Excluded Receivables" shall have the meaning set forth in Section 2(a)(viii).

           "Governmental Authority" shall mean any Federal, state, local or other governmental or administrative authority or agency.

           "HSR Act" shall mean the Hart-Scott-Rodino Anti-trust Improvements Act of 1976.

           "ITC Assets" shall mean all of the assets of ITC transferred or required to be transferred to Newco pursuant to Section 2 of this Agreement.

           "ITC Services Agreement" shall mean the Services
      Agreement between ITC and Newco in the form to be mutually agreed upon prior to the Closing.

           "Industrial Property Rights" shall mean patents, copyrights, trademarks, trade names, logos and emblems (including all applications and disclosures docketed therefor, and all reissues, renewals, continuations, extensions and divisions thereof). "Industrial Property Rights" shall not include the name "IT", the name "International Technology," IT's federal service mark No. 1,230,356 (for "IT" and related design), or any names or marks confusingly similar to any of the foregoing.

           "Laws and Regulations" shall have the meaning set forth in Section 7(q).

           "MetPath/ITC Employees" shall have the meaning set forth in Section 9(d).

           "MetPath Services Agreement" shall mean the Services Agreement between MetPath and Newco in the form to be mutually agreed upon prior to the Closing.

           "New Sacramento Facility" shall have the meaning set forth in Section 2(a)(viii).

           " Newco Common Stock" shall collectively mean the Newco Class A Common Stock and the Newco Class B Common
      Stock.

           "Non-Assigned Agreements" shall have the meaning set forth in Section 2(a)(v) and Section 3(a)(v).

           "Non-Novated Agreement" shall have the meaning set forth in Section 9(l).

           "Note" shall have the meaning set forth in Section
      5(a).

           "Payables" shall have the meaning set forth in
      Section 5(a).

           "Permits" shall mean all franchises, permits, licenses, consents, approvals and other rights and privileges from any Governmental Authority.

           "Pre-Closing Period" shall have the meaning set forth in Section 9(a).

           "Prime Rate" shall have the meaning set forth in
      Section 5(f).

           "Schedule" shall mean a schedule which forms a part of the Disclosure Statement.

           "Shareholders' Agreement" shall mean the
      Shareholders' Agreement among MetPath, ITX, IT and the
      Company in the form of Exhibit A hereto.

           "Subsidiary", with respect to any entity, shall mean a corporation of which such entity owns, directly or indirectly, securities having more than 50% of the voting power of such corporation.

           "Transfer Documents" shall have the meaning set forth in Section 4(a).

           Whenever a representation, warranty or other statement is made by a party "to the best knowledge" of such party, or "to the best" of such party's "knowledge," the representation, warranty or other statement is made to the best knowledge of Marty Gibson, James Chambers, Sharon Gordon, James Kaiser, Bill McCowan, Leo C. Farrenkopf and Raymond Marier (in the case of MetPath) and Robert Sheh, Anthony DeLuca, James Redwine, Eric Schwartz, Brad Figley and John Meehan (in the case of ITC) after having undertaken an investigation that is reasonable under the circumstances. This definition applies to representations, warranties and other statements made in this Agreement or in an instrument, certificate, agreement or other document referenced in or delivered pursuant to this Agreement. "Best efforts" means commercially reasonable best efforts excluding the payment of money.

      2.   Transfer of Assets.

           (a) Enseco Assets. Subject to and upon the terms and conditions of this Agreement, at the Closing MetPath will convey, transfer, sell, assign, contribute and deliver to Newco, and Newco will accept from MetPath, all of MetPath's right and title to and interest in its Analytical Services Business, and all of its properties and assets of every kind, nature and description, used in MetPath's Analytical Services Business as of immediately prior to the Closing, excluding only cash, certificates of deposit, bonds and securities, but including, without limitation, the following:

           (i) its customer list to be delivered at the Closing which shall include all customers of its Analytical Services Business;

           (ii) its real estate listed in Schedule 7(i) as owned by MetPath and all of its tangible assets used in its Analytical Services Business, whether owned or leased, including without limitation all equipment, instruments, tools, furniture and office equipment and all fixtures and leasehold improvements located in the facilities listed in Schedule 7(i);

           (iii) all of its inventory used in the operation of its Analytical Services Business existing as of the Closing Date;

           (iv) all of its right, title and interest under manufacturers' and vendors' warranties in connection with the assets being transferred hereunder;

           (v) all of its right, title and interest in (A) existing agreements to provide environmental testing services, and (B) existing real estate leases, equipment leases, maintenance and service agreements, non-competition and proprietary information agreements and asset purchase and stock purchase agreements which agreements (in the case of agreements described in clause (B)) are directly related solely to the Analytical Services Business and other agreements listed in the Schedules hereto (excluding the employee benefit plans listed in Schedule 7(u)-3) but excluding in any such case the agreements indicated in Schedule 7(m)-1 as not being assumed by Newco (the assigned agreements being referred to as the "Assigned Agreements" and the agreements indicated on Schedule 7(m)-1 as not being assumed by Newco, being referred to as "Non-Assigned Agreements");

           (vi) all of its right, title and interest in and to all Industrial Property Rights and Business Know-How used in connection with its Analytical Services Business, including without limitation the trade names Enseco, Wadsworth/Alert Laboratories, California Analytical Laboratory (CAL), CAL Lab, Chemical Research Laboratories (CRL), Rocky Mountain Analytical Laboratory (RMAL) and ERCO;

           (vii) all prepaid expenses and deposits existing as of the Closing Date;

           (viii) all of MetPath's accounts receivables for environmental testing services, including but not limited to accounts receivable that have been fully written off and MetPath's interest in accounts receivable with Governmental Authorities to the maximum extent permitted by law, but excluding in any event any accounts receivable transferred to ITX on the Closing Date (the "Excluded Receivables") and the right to receive cash from Citicorp Leasing Inc. with respect to funds advanced for the construction of Enseco's new administrative facility at 880 Riverside Parkway, West Sacramento, California 95605 ("New Sacramento Facility") (the accounts receivable transferred to Newco at the Closing being referred to as the "Accounts Receivable");

           (ix) all of MetPath's books and records relating to its Analytical Services Business, including its laboratory records and billing records, but excluding its charter, minute books, stock record books, tax records and books;

           (x)  all of its right, title and interest in
      licenses, certifications and approvals to do business granted by government and other accrediting agencies in connection with its Analytical Services Business; and

           (xi)  its goodwill.

           (b) ITC Assets. Subject to and upon the terms and conditions of this Agreement, at the Closing ITX will convey, transfer, sell, assign, contribute and deliver to Newco and Newco will accept from Newco all of ITX's right and title to and interest in the Excluded Receivables and IT will convey, transfer, sell, assign, contribute and deliver to Newco, and Newco will accept from IT, all of IT's right and title to and interest in its Analytical Services Business, and all of its properties and assets of every kind, nature and description, used in IT's Analytical Services Business as of immediately prior to the Closing, excluding only cash, certificates of deposit, bonds and securities and the ITC Assets listed in Schedule 2 to this Agreement ("Excluded Assets") but including, without limitation, the following:

           (i) its customer list to be delivered at the Closing which shall include all customers of its Analytical Services Business;

           (ii) its real estate listed in Schedule 8(i) as owned by IT and all of its tangible assets used in its Analytical Services Business, whether owned or leased, including without limitation all equipment, instruments, tools, furniture and office equipment and all fixtures and leasehold improvements located in the facilities listed in Schedule 8(i);

           (iii) all of its inventory used in the operation of its Analytical Services Business existing as of the Closing Date;

           (iv) all of its right, title and interest under manufacturers' and vendors' warranties in connection with the assets being transferred hereunder;

           (v) all of its right, title and interest in (A) existing agreements to provide environmental testing services, and (B) existing real estate leases, equipment lease, maintenance and service agreements, non-competition and proprietary information agreements and asset purchase and stock purchase agreements which agreements (in the case of agreements described in clause (B))are directly related solely to the Analytical Services Business and other agreements listed in the Schedules hereto (excluding the employee benefit plans listed in Schedule 8(u)-3) but excluding in any such case the agreements indicated in Schedule 8(m)-1 as not being assumed by Newco (the assigned agreements being referred to as the "Assigned Agreements" and the agreements indicated on Schedule 8(m)-1 as not being assumed by Newco, being referred to as "Non-Assigned Agreements"); provided, however, with respect to the space in IT facilities listed in
      Schedule 4(d)-2 that are presently used in other divisions of IT, leases for such space shall not be a part of the ITC Assets, but Newco will, within 30 days after the Closing, enter into a sublease with IT so as to enable Newco to continue to occupy such space as Newco determines prior to the Closing Date upon the same terms and conditions (on a pro rata basis and based on square footage used) as IT presently leases such space;

           (vi) all of its right, title and interest in and to all Industrial Property Rights and Business Know-How used in connection with its Analytical Services
      Business;

           (vii) all prepaid expenses and deposits existing as of the Closing Date;

           (viii)  all of IT's accounts receivables for
      environmental testing services, including but not limited to accounts receivable that have been fully written off and IT's interest in accounts receivable with Governmental Authorities to the maximum extent permitted by law (the accounts receivable transferred to Newco at the Closing being referred to as the "Accounts Receivable");

           (ix) all of IT's books and records relating to its Analytical Services Business, including its laboratory records and billing records, but excluding its charter, minute books, stock record books, tax records and books;

           (x)  all of its right, title and interest in
      licenses, certifications and approvals to do business granted by government and other accrediting agencies in connection with its Analytical Services Business; and

           (xi)  its goodwill.

           (c) Simultaneously with the Closing, each of MetPath and ITC shall deliver to Newco physical possession of all of the Assets at the locations at which they have been used in the Business. All of the owned Assets are to be conveyed free and clear of all liens, charges and encumbrances, except as otherwise permitted under this Agreement.

      3.   Consideration.

 As consideration for the transfer of the Enseco Assets by MetPath to Newco, Newco shall issue to MetPath 1500 shares of Newco Class A Common Stock, which upon issuance shall represent all of the Newco Class A Common Stock and 50% of the shares of Newco Common Stock authorized for issue under the Certificate of Incorporation of Newco and shall assume certain liabilities of MetPath as contemplated by Section 5. As consideration for the transfer of the ITC Assets by IT to Newco, Newco shall issue to IT 1500 shares of Newco Class B Common Stock, which upon issuance shall represent all of the Newco Class B Common Stock and 50% of the shares of Newco Common Stock authorized for issue under the Certificate of Incorporation of Newco.

      4. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Enseco at 5251 DTC Parkway, Suite 415,
Englewood, Colorado  80111, at nine o'clock in the forenoon
(local time) on June 15, 1994, or such other date as may be mutually agreed upon (the "Closing Date").

           (a) Instruments of Transfer. (i) MetPath and ITC shall execute and deliver to Newco such deeds, bills of sale, endorsements, assignments and other instruments required, in the reasonable opinion of each party, to vest in Newco good and marketable title to the properties and assets to be transferred to Newco as contemplated hereunder; and (ii) Newco shall execute and deliver to MetPath and IT such instrument or instruments of assumption with respect to the Assumed Obligations as are required by Section 5(a) or as MetPath and ITC may otherwise reasonably require. The instruments and other documents to be delivered by Newco, MetPath and IT pursuant to this Section 4(a),
Section 4(c) and Section 5(a) shall be referred to as "Transfer
Documents".

           (b) Transfer Consideration. Newco shall deliver to MetPath and IT certificates, in denominations requested by MetPath and IT representing in the aggregate all the shares of Newco Common Stock to be issued to MetPath and IT pursuant to
Section 3.

           (c) Consents. MetPath and ITC shall use their best efforts to obtain, prior to the Closing Date, all consents and approvals of third parties (including all Governmental Authorities) required for the consummation of the transactions contemplated by this Agreement as listed in Schedule 4.

           (d) Subleases. Newco will enter a sublease with MetPath for (i) the New Sacramento Facility on the same economic terms as the lease agreement between TBC Realty Corporation and Corning Lab Services Inc. and ITC will enter into an agreement under which ITC will indemnify MetPath with respect to half (in value) of any Claims (net of amounts received from Newco) that MetPath may incur under such lease agreement and (ii) the equipment listed in Schedule 4(d)-1 on the same economic terms as the underlying lease agreements and ITC will enter into an agreement under which ITC will indemnify MetPath with respect to half (in value) of any Claims (net of any amounts received from Newco) that MetPath may incur under such lease agreement. Newco will enter into a sublease with IT as contemplated by Section 2(b)(v).

           (e) Execution of Agreement. Newco shall deliver to each of MetPath and ITC a copy of this Agreement executed by Newco so that Newco shall be a party to and be bound by this Agreement.

           (f) License. Newco and ITX will enter into an agreement permitting Newco to use on a non-exclusive royalty-free basis certain portions of ITX's trade names as shall be required for the operation of Newco's business.

      5.   Assumption of Liabilities.

           (a) Subject to and upon the terms and conditions of this Agreement (and Section 7 and 9(l) in particular), at the Closing Newco shall assume (i) pursuant to one or more Instruments of Assignment and Assumption to be agreed upon prior to the Closing, all duties, obligations and liabilities of MetPath or IT, as the case may be, arising under all Assigned Agreements to the extent that such duty, liability or obligation relates to events occurring or scheduled to occur, or is performed or scheduled to be performed, on or after the Closing Date; (ii) pursuant to a Liabilities Undertaking to be agreed upon prior to the Closing (a) all trade account payables of MetPath or IT, as the case may be, related solely to its Analytical Services Business, incurred in the ordinary course of business and existing at the Closing Date, and (b) accrued current liabilities of MetPath or IT, as the case may be existing at the Closing Date, related solely to its Analytical Services Business, and incurred in the ordinary course of business, including wages (including accrued vacation and retirement plan accruals), payroll taxes and use taxes but excluding income taxes, (such payables and accrued current liabilities, excluding the indebtedness evidenced by the Note (as hereinafter defined), being collectively referred to as "Payables"); and (iii) up to $32.9 million of indebtedness of MetPath to one or more third parties evidenced by a promissory note or notes delivered at the Closing and prepayable by Newco at any time without penalty (the "Note"). The duties, obligations and liabilities assumed by Newco pursuant to the Instruments of Assignment and Assumption and the Liabilities Undertaking and the Note referred to in this
Section 5 are referred to as the "Assumed Obligations". Except for the Assumed Obligations, Newco is not assuming or agreeing to be liable for any obligations or liabilities of any party to this Agreement . Without limiting the generality of the foregoing, Newco shall not be responsible for any taxes, penalties or assessments of any party to this Agreement except for payroll taxes, use taxes and real estate taxes that constitute Assumed Obligations. MetPath or IT, as the case may be, shall be responsible for payment of any sales or use taxes payable with respect to the transfer to Newco of any Enseco Assets or ITC Assets, as the case may be. Notwithstanding the foregoing, it is contemplated that at the Closing Newco will establish appropriate deferred tax liabilities in its financial statements as required by generally accepted accounting principles.

           (b)  As soon as practicable after the Closing
Date, Newco will prepare, utilizing the financial records of Newco, a list, separately for MetPath and IT, of the Current Assets of MetPath and IT transferred to Newco as of the Closing Date and the current liabilities as of the Closing Date (including the Payables) of MetPath and IT related to the Analytical Services Business. Newco shall provide MetPath and IT with access to the accounts receivable and trade accounts payable systems and MetPath and IT shall provide such assistance as Newco may reasonably require in preparing the list. Newco shall deliver to MetPath and IT the list as soon as practicable (but in no event later than 30 days) after the Closing Date.


      6. Representations and Warranties by Newco. At the Closing Newco will represent and warrant to each of MetPath and ITC that (a) the date and state of Newco's incorporation, its certificate of incorporation and by-laws the states in which it is, or is, as of the Closing Date, to be, qualified to do business, the total number, class and par value of all its authorized shares of capital stock, the registered ownership thereof and the legal interests therein, are fully and accurately stated in Schedule 6; (b) except as contemplated by this Agreement, no shares of Newco Common Stock have been issued and there are no outstanding options, contracts, calls, commitments or demands of any character relating to any shares of Newco Common Stock; (c) the shares of Newco Common Stock issued to MetPath and ITC pursuant to Section 3 are validly issued, fully paid and nonassessable; and (d) Newco has not conducted any business prior to the Closing Date and has not incurred any liabilities or obligations other than as expressly contemplated by this Agreement.

      7.   Representations and Warranties by MetPath.
MetPath represents and warrants to ITC as follows:
           (a)  Corporate Organization and Authority.
MetPath (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, (ii) has the full corporate power and authority to carry on its business as now being conducted and to own and lease its properties, (iii) is qualified and in good standing as a foreign corporation in all jurisdictions where the failure so to qualify would have a material adverse effect on its Analytical Services Business and (iv) has full corporate power and authority to execute and deliver this Agreement and the other agreements and instruments executed or to be executed and delivered by it in connection herewith and to consummate the transactions contemplated hereby and thereby.

           (b)  Corporate Proceedings; Validity;
Enforceability. All corporate acts and other proceedings required to be taken by or on the part of MetPath to authorize it to execute, deliver and carry out this Agreement and the other agreements and instruments executed or to be executed and delivered by any of them in connection herewith and the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement and the other agreements and instruments executed in connection herewith have been duly executed and delivered by MetPath, and each of the foregoing agreements constitutes, and each other agreement or instrument to be executed in connection herewith, when duly executed and delivered by MetPath, the legal, valid and binding obligation of MetPath, enforceable in accordance with the terms of such agreement, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

           (c)  No Violation.  Subject to the provisions of
Section 17 and Schedule 4, the execution and delivery by MetPath of this Agreement and the other agreements and instruments executed or to be executed and delivered by any of them in connection herewith and the consummation of the transactions contemplated hereby and thereby shall not (i) violate any provision of law, (ii) violate the provisions of any order, judgment or decree of any court or other governmental authority applicable to MetPath or the property or business of MetPath or violate the Certificate of Incorporation or By-laws of MetPath or
(iii) result in a breach of or constitute a default (or an event that with the giving of notice or lapse of time or both would become a default) under, or result in the creation of an Encumbrance on any of the Enseco Assets, pursuant to, any material indenture, mortgage, lease, agreement or other instrument to which MetPath is a party or by which MetPath is bound.

           (d)  Approvals.  Subject to the provisions of
Section 17 and Schedule 4, no approval, consent, waiver or other order or actions of or filing or registration with any court or other Governmental Authority is required for the execution and delivery by MetPath of this Agreement, and the other agreements and instruments executed or to be executed and delivered by any of them in connection herewith and the consummation by MetPath of the transactions contemplated hereby and thereby, except as required under the HSR Act.
           (e)  Stock Acquired for Investment Purposes.
MetPath is acquiring the shares of Newco Common Stock to be issued to it pursuant to this Agreement for investment purposes only and not with a present view towards the sale or distribution of such shares.

           (f)  Financial Statements.  The unaudited
financial statements included in Schedule 7(f) fairly present the financial condition and results of operations of MetPath's Analytical Services Business for the periods covered thereby and have been prepared in accordance with generally accepted accounting principles except that no footnotes, statements of cash flow or statements of changes in Stockholders equity have been prepared.

           (g)  Liabilities.  To the best knowledge of
MetPath, except for the Assumed Obligations and except as set forth in Schedule 7(g) or in any of the other Schedules, MetPath does not have any liability, debt or obligation, whether accrued, absolute, contingent or otherwise, and whether due or to become due, which might in any manner materially adversely affect the Enseco Assets or the Analytical Services Business subsequent to the Closing.

           (h)  Ownership of Assets.   MetPath has title to
or holds under lease all the Enseco Assets, free and clear (in the case of the Enseco Assets that are owned) of all Encumbrances except (i) Encumbrances applicable thereto described in such
Schedule 7(h), (ii) vendors' security liens arising between the time of receipt of such property and payment therefor, and (iii) liens of current taxes not yet due and payable. MetPath has the full right and power to sell, convey, assign, transfer and deliver to Newco, and immediately following the Closing, Newco will have title to or the right to hold under lease the Enseco Assets free and clear (in the case of the Enseco Assets that are owned) of all Encumbrances except those referred to in the preceding sentence and Encumbrances incurred in connection with the financing contemplated by Sections 10(m) and 11(k).

           (i) Real Property. Schedule 7(i) contains a complete and accurate list and brief description of all real property owned or held under lease by MetPath (together with a brief description of any applicable lease), which real property is necessary for the operation of its Analytical Services Business and used or held for use in Metpath's Analytical Services Business, and all such real property is in all material respects in good and usable condition (subject to ordinary wear and tear) for purposes of the conduct of the Analytical Services Business as presently conducted.

           (j)  Machinery and Equipment.  Schedule 7(j)
contains a complete and accurate list including all machinery, equipment and other tangible assets (other than real property and inventory) owned or held under lease by MetPath as of March 27, 1994 which machinery, equipment and other tangible assets have a value in excess of $1,000 per item on the books of MetPath and are used or held for use in MetPath's Analytical Services Business and the locations thereof as of the date hereof. Except as described in Schedule 7(j), such machinery, equipment and other tangible assets are in all material respects in good operating condition and repair subject to ordinary wear and tear.

           (k)  Receivables.  All accounts receivable
included in the Enseco Assets or transferred to ITX on the Closing Date (i) will represent bona fide indebtedness incurred by the applicable account debtors, (ii) will have arisen in the ordinary course of MetPath's Analytical Services Business, and
(iii) will be collectible (net of the applicable reserve for bad debts) in the ordinary course of MetPath's Analytical Services Business as to be operated by Newco.

           (l) Industrial Property Rights and Business Know-how. Schedule 7(l) contains a complete and accurate list of the Industrial Property Rights owned by, registered in the name of, or licensed to, MetPath, or in which it has any rights, (which Industrial Property Rights are used in and material to the Analytical Services Business), and, except as set forth in such Schedule, any obligation to pay royalties to anyone with respect thereto in amounts exceeding $20,000 per annum per agreement relating thereto or $100,000 per annum in aggregate or has licensed any such Industrial Property Rights to anyone. Except as set forth in such Schedule, MetPath does not have any knowledge of, and has not been given or received any notice of, any conflict with the asserted rights of others with respect to any of its Industrial Property Rights or any Business Know-how and MetPath does not have any such knowledge or notice that any of the services, or any of the processes used, in its Analytical Services Business infringes any Industrial Property Rights of others.

           (m) Contracts. Schedule 7(m) contains a complete and accurate list of (i) all contracts and agreements which relate to the sale of environmental testing services by MetPath and involve a commitment for more than $1,000,000 (or expectation in the case of any open-ended agreement as reflected in the budget for 1994 prepared in September 1993 for more than $1,000,000 in 1994), and (ii) all other contracts and agreements not otherwise listed in any Schedule to this Agreement to which MetPath is a party or may be bound or by which any of the Enseco Assets may be bound, which in any case relate solely to the Analytical Services Business (excluding any commercially reasonable agreement which is terminable on 90 days (or less) notice without penalty and excluding any agreement which relates to the purchase of supplies or services or a lease that in any individual case involves a commitment for less than $200,000) and all amendments, consents, waivers, side letters and other commitments relating thereto ("Contracts"). Except as set forth in such Schedule, all such Contracts are valid, binding and in full force and effect and have not been amended or modified. MetPath is not and, to its best knowledge, no other party to any such Contract, is in default or alleged to be in material default thereunder, and there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any such party. MetPath does not know or have reason to know of any cancellation, or written threat to cancel or not to renew or extend, any Contract by any other party thereto. MetPath has furnished or made available to ITC complete and accurate copies of such Contracts. Other than this Agreement, MetPath is not a party to or directly or indirectly bound by a non-competition agreement or any other agreement of any kind, (i) prohibiting it from engaging in the Analytical Services Business or restricting it in any way from servicing any particular customer or customers in the Analytical Services Business, other than arising under conflict of interest rules and rules generally affecting the analytical testing business or (ii) that would after the Closing Date be binding on Newco and that would prohibit Newco or its Affiliates from engaging in the Analytical Services Business in any locale.

           (n) Customers. Schedule 7(n) contains complete and accurate lists of the name and addresses of all customers of MetPath whose aggregate purchases of services rendered by the Enseco Division exceeded $1,000,000 for the year ended November 30, 1993. Except as set forth in Schedule 7(n), to the best knowledge of MetPath, none of the customers listed in such Schedule has given written notice to MetPath of the discontinuation or material reduction or material adverse change in the dollar volume, terms or conditions of present or future purchases of services.

           (o) Capital Projects. Schedule 7(o) hereto sets forth a complete listing of each pending capital investment presently approved or budgeted by MetPath's Analytical Services Business, excluding each such capital investment involving less than $250,000 for any single investment together with a listing of the present status of each such investment and the approximate amount expended as of March 27, 1994.

           (p) Litigation. Except as set forth in Schedule 7(p), there is not pending or, to the knowledge of MetPath, threatened, any judicial, administrative or arbitral action, suit or proceeding against MetPath which, if adversely determined, would materially adversely affect the Enseco Assets or MetPath's Analytical Services Business or result in any material adverse change in the liabilities assumed by Newco pursuant to any of the transactions contemplated by this Agreement, or which seeks to prevent the consummation of the transactions contemplated by this Agreement or any connection herewith or any actions taken or to be taken in connection herewith. None of the actions, suits or proceedings set forth in Schedule 7(p), individually or together with any other, will have a material adverse effect on the use of any of the Enseco Assets following consummation of the transactions contemplated hereby for the purposes for which they are to be used by Newco in the Analytical Services Business. The matters listed in Schedule 7(p) also include all outstanding written (i) professional liability claims, (ii) workers' compensation claims in excess of $5,000 and (iii) actions, suits or proceedings relating to environmental, health or safety matters (except in each case for routine regulatory inspections none of which has resulted in a fine or penalty in excess of $5,000).

           (q) Compliance with Law. Schedule 7(q) lists all Permits held by MetPath with respect to the Analytical Services Business and issued by any governmental entity or any private accreditation organization other than those whose absence would not have a material adverse effect on the Analytical Services Business. Except as set forth in Schedule 7(q), MetPath has all material Permits necessary for the conduct of its Analytical Services Business, and no Governmental Authority has threatened in writing to terminate or not to renew any such Permit or to refuse to extend any such Permit to Newco or any of its Subsidiaries or has stated terms substantially more onerous than the present terms of such Permit. Except as otherwise described in Schedule 7(q), MetPath is in all material respects duly authorized and licensed, under all laws, regulations, rules and orders ("Laws and Regulations") by all Governmental Authorities to carry on its Analytical Services Business in the places and in the manner in which it is presently conducted. To the best of its knowledge, MetPath is in compliance in all material respects with all Laws and Regulations and all Governmental Authorities and the terms of all material Permits which are applicable to the conduct of the Analytical Services Business or any of the Enseco Assets, including, without limitation, any Laws and Regulations pertaining to workers' compensation, health or safety matters. Except as set forth in Schedule 7(q), no order, judgment or decree of any Governmental Authority is binding upon MetPath or its successors and no agreement with any Governmental Authority will have a continuing effect upon Newco or the Analytical Services Business following the Closing Date.

           (r) Environmental Matters. Except as set forth in Schedule 7(r), to the best knowledge of MetPath, MetPath is in all material respects in compliance with applicable federal, state, local or foreign laws, orders, regulations and requirements applicable to its Analytical Services Business that relates to or creates liability in respect of environmental matters ("Environmental Law"), and MetPath has not taken or failed to take any action that could create liability in the Enseco Division pursuant to such laws, orders, regulations or requirements such as, by way of example and not limitation, transporting, contracting to transport or disposing of hazardous substances or waste as defined in the Comprehensive Environmental Response, Control and Liability Act or listed on the Code of Federal Regulations at 40 CFR 261. MetPath has received no written notice alleging that it is in violation of any Environmental Law. To the best knowledge of MetPath, no real property listed in Schedule 7(i) is and/or was used by MetPath or any third party with MetPath's knowledge to dispose of hazardous substances or waste as defined in the Comprehensive Environmental Response, Control and Liability Act or listed in the Code of Federal Regulations at 40 CFR 261 in any amount requiring remediation of such property.

           (s) Archived Information. MetPath has maintained and archived all samples and data collected in connection with testing performed by it in connection with its Analytical Services Business in compliance in all material respects with all federal and state laws and rules, and in compliance in all material respects with any agreement obligating MetPath so to maintain such samples and data.

           (t) Tax Matters. MetPath has filed all Federal, state, county, local and foreign tax returns, reports and forms for income, excise, social security, property, payroll and other taxes that it shall have been required to file prior to the Closing Date (except where a failure so to file would not have a material adverse effect on the Enseco Assets or the Analytical Services Business). MetPath has paid, or adequate provision has been made for the payment of, all Federal, state, county, local and foreign taxes (and related interest and penalties, if any) required to be paid by it (except where a failure to pay or provide for such taxes would not have a material adverse effect on the Enseco Assets or MetPath's Analytical Services Business).

           (u) Employees. (i) Employee Relations. There is not, nor to the best knowledge of MetPath is there now threatened, any strike, slowdown, picketing, work stoppage or labor trouble or other occurrence, event or condition of a similar character in which any employees of MetPath who are employed in connection with its Analytical Services Business are participating or have threatened to participate and which has had or might have a material adverse effect on its Analytical Services Business. To the best knowledge of MetPath (without conducting a special investigation), no union activities, work stoppages or other labor trouble with respect to the employees of any suppliers to or customers of the Analytical Services Business are pending or threatened which might have a material adverse effect on its Analytical Services Business. Except as set forth in Schedule 7(u)-1, MetPath has not made any commitment or agreement to increase the wages or benefits, or to modify the conditions or terms of employment, of any employee engaged in its Analytical Services Business, except any such commitment or agreement made on an individual basis in connection with salary administration in the ordinary course of business.
           (ii) Salaried Employees. Schedule 7(u)-2 sets forth a complete and accurate list of the names and total compensation of all salaried employees who are engaged in the Analytical Services Business and whose aggregate annual salary and cash bonus (based on annual salary rates as of March 31, 1994 and the bonuses for
      1993) exceed $75,000. To the knowledge of MetPath none of such salaried employees engaged in the Analytical Services Business has made any written threat to cancel or otherwise terminate his relationship with MetPath, and except as set forth in Schedule 7(u)-3, as of the Closing Date all such employees will be free of all employment obligations to MetPath and its Affiliates and (other than confidentiality and like obligations) will be free to become employees of Newco.

           (iii) Employee Benefit Plans. (A) Except as set forth in Schedule 7(u)-3, MetPath is not a party to, does not maintain or made any contribution to, or has incurred any expense with respect to, any employment agreement, pension, retirement, deferred compensation, profit sharing, bonus or incentive plan, medical, dental or other health insurance plan, life insurance plan, or other employee benefit plan, program, arrangement or undertaking (whether or not legally binding), including, without limitation, any "employee benefit plan" (as defined in Section 3(3) of ERISA), under which employees engaged in MetPath's Analytical Services Business are eligible to participate or derive a benefit (collectively, "Employee Plans" and individually, "Employee Plan"). MetPath has furnished or made available to ITC complete and accurate copies of all such Employee Plans (and, in the case of any unwritten Employee Plans, descriptions thereof), all trust or other funding agreements, all amendments thereto, with respect to the Qualified Plans and amendments thereto.

           (B) Each Employee Plan listed in Schedule 7(u)-3 complies in all material respects with all applicable laws (including, without limitation, ERISA and the Code) and any applicable collective bargaining agreement. The Qualified Plans are qualified under
      Section 401(a) of the Code, and the trust under each
      Section 501(a) of the Code.

           (C) As of the Closing Date, Newco, except as set forth in Schedule 7(u)-3 shall not be required to assume any liability to any employee, beneficiary or other person or entity, including, without limitation, the Pension Benefit Guaranty Corporation, in connection with any Employee Plan required to be described in
      Schedule 7(u)-3 or by reason of any action or inaction of MetPath or any administrator or fiduciary or other person or entity with respect to any Employee Plan, whether before, on or after the Closing Date, except to the extent provided in this Section 7(u).

           (D)  No liability to the Pension Benefit Guaranty
      Corporation has been or is expected to be incurred with respect to any Employee Plan.

           (E) The estimated out of pocket expenses (or formula) as of March 27, 1994 for providing benefits under each Employee Plan (excluding administrative expenses) is set forth in Schedule 7(u)-3.

           (v) Absence of Specified Changes. Except as described in Schedule 7(v), since March 27, 1994, in or with respect to MetPath's Analytical Services Business, MetPath has conducted its business only in the ordinary course of business and there has not been any: (i) material transaction except as conducted in the ordinary course of business; (ii) capital expenditures not reflected in Schedule 7(o) in excess of $250,000 in the aggregate; (iii) destruction of or damage to any assets (whether or not covered by insurance) that materially and adversely affects the financial condition, business or prospects of the Analytical Services Business; (iv) sale leaseback transaction other than the New Sacramento Facility; (v) sale or transfer of any asset of MetPath used in its Analytical Services Business having a book value at March 27, 1994 in excess of $250,000 for any single item and $500,000 in the aggregate other than any disposition of obsolete, redundant or damaged Assets in the ordinary course of business; (vi) material change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by MetPath; (vii) amendment or termination of any Contract in connection with the Analytical Services Business to which MetPath is or was a party, except in the ordinary course of business or as provided for in this Agreement; (viii) mortgage or any pledge of any properties or assets of MetPath other than in connection with the Note; (ix) any indebtedness incurred, assumed or guaranteed by MetPath (other than pursuant to lease agreements involving less than $500,000 in the aggregate and the
Note) which obligates MetPath to more than $500,000 in the aggregate or (x) other event or condition of any character known to MetPath that has or might reasonably have a material and adverse effect on the Enseco Assets or MetPath's Analytical Services Business; and since such date there has not been any material adverse change in the business, financial condition or results of operations of MetPath's Analytical Services Business.

           (w) Brokers. Except for Lazard Freres, whose fees and expenses will be paid by MetPath, negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by MetPath without the assistance of any finder or broker and no amount is payable by MetPath by way of brokerage or finders' commission or fee, or otherwise, on account of this Agreement or the transactions contemplated hereby.

           (y) Disclosure. Except as such representation or warranty may be qualified herein to the best knowledge of MetPath, no representation or warranty by MetPath herein or in any of the Schedules hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading.

      8. Representations and Warranties. ITX and IT jointly and severally represent and warrant to MetPath as follows:

           (a) Corporate Organization and Authority. Each of ITX and IT (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, (ii) has the full corporate power and authority to carry on its business as now being conducted and to own and lease its properties, (iii) is qualified and in good standing as a foreign corporation in all jurisdictions where the failure so to qualify would have a material adverse effect on its Analytical Services Business and (iv) has full corporate power and authority to execute and deliver this Agreement and the other agreements and instruments executed or to be executed and delivered by it in connection herewith and to consummate the transactions contemplated hereby and thereby.

           (b)  Corporate Proceedings; Validity;
Enforceability. All corporate acts and other proceedings required to be taken by or on the part of each of ITX and IT to authorize it to execute, deliver and carry out this agreement and the other agreements and instruments executed or to be executed and delivered by any of them in connection herewith, and the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement and the other agreements and instruments executed in connection herewith have been duly executed and delivered by each of ITX and IT, and each of the foregoing agreements constitutes, and each other agreement or instrument to be executed in connection herewith, when duly executed and delivered by each of ITX and IT, the legal, valid and binding obligation of each of ITX and IT, enforceable in accordance with the terms of such agreement, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.
           (c)  No Violation.  Subject to the provisions of
Section 17 and Schedule 4, the execution and delivery by ITX and IT of this Agreement and the other agreements and instruments executed or to be executed and delivered by any of them in connection herewith and the consummation of the transactions contemplated hereby and thereby shall not (i) violate any provision of law, (ii) violate the provisions of any order, judgment or decree of any court or other governmental authority applicable to ITX or IT or the property or business of ITX or IT or violate the Certificate of Incorporation or By-laws of ITX or IT or (iii) result in a breach of or constitute a default (or an event that with the giving of notice or lapse of time or both would become a default) under, or result in the creation of an Encumbrance on any of the ITC assets, pursuant to, any material indenture, mortgage, lease, agreement or other instrument to which either ITX or IT is a party or by which ITX or IT is bound.

           (d)  Approvals.  Subject to the provisions of
Section 17 and Schedule 4, no approval, consent, waiver or other order or actions of or filing or registration with any court or other Governmental Authority is required for the execution and delivery by ITX or IT, of this Agreement, the other agreements and instruments executed or to be executed and delivered by any of them in connection herewith and the consummation by ITX or IT of the transactions contemplated hereby and thereby, except as required under the HSR Act.

           (e) Stock Acquired for Investment Purposes. IT is acquiring the shares of Newco Common Stock to be issued to it pursuant to this Agreement for investment purposes only and not with a present view towards the sale or distribution of such shares.

           (f)  Financial Statements.  The unaudited
financial statements included in Schedule 8(f) fairly present the financial condition and results of operations of IT's Analytical Services Business for the periods covered thereby and have been prepared in accordance with generally accepted accounting principles except that no footnotes, statements of cash flow or statements of changes in Stockholders equity have been prepared.

           (g) Liabilities. To the best knowledge of ITX and IT, except for the Assumed Obligations and except as set forth in Schedule 8(g) or in any other Schedule, IT does not have any liability, debt or obligation, whether accrued, absolute, contingent or otherwise and whether due or to become due which might in any manner materially adversely affect the ITC assets or the Analytical Services Business subsequent to the Closing.

           (h) Ownership of Assets. IT (or in the case of the Excluded Receivables, ITX) has title to or holds under lease all the ITC Assets, free and clear (in the case of the ITC Assets that are owned) of all Encumbrances except (i) the Encumbrances applicable thereto described in Schedule 8(h), (ii) vendors' security liens arising between the time of receipt of such property and payment therefor, and (iii) liens of current taxes not yet due and payable. IT (or in the case of the Excluded Receivables, ITX) has the full right and power to sell, convey, assign, transfer and deliver to Newco, and immediately following the Closing, Newco will have title to or the right to hold under lease the ITC Assets free and clear (in the case of the ITC Assets that are owned) of all Encumbrances except those referred to in the preceding sentence and Encumbrances incurred in connection with the financing contemplated by Sections 10(m) and 11(k).

           (i) Real Property. Schedule 8(i) contains a complete and accurate list and brief description of all real property owned or held under lease by IT (together with a brief description of any applicable lease), which real property is necessary for the operation of its Analytical Services Business and used or held for use in IT's Analytical Services Business, and all such real property is in all material respects in good and usable condition (subject to ordinary wear and tear) for purposes of the conduct of the Analytical Services Business as presently conducted.

           (j)  Machinery and Equipment.  Schedule 8(j)
contains a complete and accurate list including all machinery, equipment and other tangible assets (other than real property and inventory) owned or held under lease by IT as of March 31, 1994 which machinery, equipment and other tangible assets have a value in excess of $1,000 per item on the books of IT and are used or held for use in IT's Analytical Services Business and the locations thereof as of the date hereof. Except as described in
Schedule 8(j), such machinery, equipment and other tangible assets are in all material respects in good operating condition and repair subject to ordinary wear and tear.

           (k) Receivables. All of IT's accounts receivable included in the ITC Assets on the Closing Date (i) will represent bona fide indebtedness incurred by the applicable account debtors, (ii) will have arisen in the ordinary course of IT's Analytical Services Business, and (iii) will be collectible (net of the applicable reserve for bad debts) in the ordinary course of IT's Analytical Services Business as to be operated by Newco.

           (l) Industrial Property Rights and Business Know-how. Schedule 8(l) contains a complete and accurate list of the Industrial Property Rights owned by, registered in the name of, or licensed to, IT, or in which it has any rights, (which Industrial Property Rights are used in and material to the Analytical Services Business), and, except as set forth in such Schedule, any obligation to pay royalties to anyone with respect thereto in amounts exceeding $20,000 per annum per agreement relating thereto or $100,000 per annum in aggregate or has licensed any such Industrial Property Rights to anyone. Except as set forth in such Schedule, ITC does not have any knowledge of, and has not been given or received any notice of, any conflict with the asserted rights of others with respect to any of its Industrial Property Rights or any Business Know-how and ITC does not have any such knowledge or notice that any of the services, or any of the processes used, in its Analytical Services Business infringes any Industrial Property Rights of others.

           (m) Contracts. Schedule 8(m) contains a complete and accurate list of (i) all contracts and agreements which relate to the sale of environmental testing services by IT and involve a commitment for more than $1,000,000 (or expectation in the case of any open-ended agreement as reflected in the budget for fiscal 1995 prepared in February 1994 for more than $1,000,000 in fiscal 1994), and (ii) all other contracts and agreements not otherwise listed in any Schedule to this Agreement to which IT is a party or may be bound, or by which any of the ITC Assets may be bound, which in any case relate solely to the Analytical Services Business (excluding any commercially reasonable agreement which is terminable on 90 days (or less) notice without penalty and excluding any agreement which relates to the purchase of supplies or services or a lease that in any individual case involves a commitment for less than $200,000) and all amendments, consents, waivers, side letters and other commitments relating thereto ("Contracts"). Except as set forth in such Schedule, all such Contracts are valid, binding and in full force and effect and have not been amended or modified. IT is not and, to the best knowledge of ITC, no other party to any such Contract, is in default or alleged to be in material default thereunder, and there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any such party. ITC does not know or have reason to know of any cancellation, or written threat to cancel or not to renew or extend, any Contract by any other party thereto. ITC has furnished or made available to MetPath complete and accurate copies of such Contracts. Other than this Agreement, IT is not a party to or directly or indirectly bound by a non-competition agreement or any other agreement of any kind, (i) prohibiting it from engaging in the Analytical Services Business or restricting it in any way from servicing any particular customer or customers in the Analytical Services Business, other than arising under conflict of interest rules and rules generally affecting the analytical testing business or (ii) that would after the Closing Date be binding on Newco and that would prohibit Newco or its Affiliates from engaging in the Analytical Services Business in any locale.

           (n) Customers. Schedule 8(n) contains complete and accurate lists of the name and addresses of all customers of IT whose aggregate purchases of services rendered by the ITC Division exceeded $1,000,000 for the year ended March 31, 1994. Except as set forth in Schedule 8(n), to the best knowledge of ITC, none of the customers listed in such Schedule has given written notice to IT or ITX of the discontinuation or material reduction or material adverse change in the dollar volume, terms or conditions of present or future purchases of services.

           (o) Capital Projects. Schedule 8(o) hereto sets forth a complete listing of each pending capital investment presently approved or budgeted by IT's Analytical Services Business, excluding each such capital investment involving less than $250,000 for any single investment together with a listing of the present status of each such investment and the approximate amount expended as of March 31, 1994.

           (p) Litigation. Except as set forth in Schedule 8(p), there is not pending or, to the knowledge of ITC, threatened, any judicial, administrative or arbitral action, suit or proceeding against IT which, if adversely determined, would materially adversely affect the ITC Assets or IT's Analytical Services Business or result in any material adverse change in the liabilities assumed by Newco pursuant to any of the transactions contemplated hereby for the purposes for which they are to be used by Newco in the Analytical Services Business. The matters listed in Schedule 8(p) also include all outstanding written (i) professional liability claims, (ii) worker's compensation claims in excess of $5,000 and (iii) actions, suits or proceedings relating to environmental, health or safety matters (except in each case for routine regulatory inspections none of which has resulted in a fine or penalty in excess of $5,000.

           (q) Compliance with Law. Schedule 8(q) lists all Permits held by IT with respect to the Analytical Services Business and issued by any governmental entity or any private accreditation organization other than those whose absence would not have a material adverse effect on the Analytical Services Business. Except as set forth in Schedule 8(q), IT has all material Permits necessary for the conduct of its Analytical Services Business, and no Governmental Authority has threatened in writing to terminate or not to renew any such Permit or to refuse to extend any such Permit to Newco or any of its Subsidiaries or has stated terms substantially more onerous than the present terms of such Permit. Except as otherwise described in Schedule 8(q), ITC is in all material respects duly authorized and licensed, under all laws, regulations, rules and orders ("Laws and Regulations") by all Governmental Authorities to carry on its Analytical Services Business in the places and in the manner in which it is presently conducted. To the best knowledge of ITC, IT is in compliance in all material respects with all Laws and Regulations and all Governmental Authorities and the terms of all material Permits which are applicable to the conduct of the Analytical Services Business or any of the ITC Assets, including, without limitation, any Laws and Regulations pertaining to workers' compensation, health or safety matters. Except as set forth in Schedule 8(q), no order, judgment or decree of any Governmental Authority is binding upon IT or its successors and no agreement with any Governmental Authority will have a continuing effect upon Newco or the Analytical Services Business following the Closing Date.

           (r)  Environmental Matters.   Except as set forth
in Schedule 8(r), to the best knowledge of ITC, IT is in all material respects in compliance with applicable federal, state, local or foreign laws, orders, regulations and requirements applicable to its Analytical Services Business that relates to or creates liability in respect of environmental matters ("Environmental Law"), and IT has not taken or failed to take any action that could create liability in the IT Division pursuant to such laws, orders, regulations or requirements such as, by way of example and not limitation, transporting, contracting to transport or disposing of hazardous substances or waste as defined in the Comprehensive Environmental Response, Control and Liability Act or listed on the Code of Federal Regulations at 40 CAR 261. ITC has received no written notice alleging that it is in violation of any Environmental Law. To the best knowledge of ITC, no real property listed in Schedule 7(i) is and/or was used by ITC or any third party with ITC's knowledge to dispose of hazardous substances or waste as defined in the Comprehensive Environmental Response, Control and Liability Act or listed in the Code of Federal Regulations at 40 CAR 261 in any amount requiring remediation of such property.
           (s) Archived Information. IT has maintained and archived all samples and data collected in connection with testing performed by it in connection with its Analytical Services Business in compliance in all material respects with all federal and state laws and rules, and in compliance in all material respects with any agreement obligating IT so to maintain such samples and data.

           (t)  Tax Matters.  IT has filed all Federal,
state, county, local and foreign tax returns, reports and forms for income, excise, social security, property, payroll and other taxes that it shall have been required to file prior to the Closing Date (except where a failure so to file would not have a material adverse effect on the ITC Assets or the Analytical Services Business). IT has paid, or adequate provision has been made for the payment of, all Federal, state, county, local and foreign taxes (and related interest and penalties, if any) required to be paid by it (except where a failure to pay or provide for such taxes would not have a material adverse effect on the ITC Assets or IT's Analytical Services Business).

           (u) Employees. (i) Employee Relations. There is not, nor to the best knowledge of ITC is there now threatened, any strike, slowdown, picketing, work stoppage or labor trouble or other occurrence, event or condition of a similar character in which any employees of IT who are employed in connection with its Analytical Services Business are participating or have threatened to participate and which has had or might have a material adverse effect on its Analytical Services Business. To the best knowledge of ITC (without conducting a special investigation), no union activities, work stoppages or other labor trouble with respect to the employees of any suppliers to or customers of the Analytical Services Business are pending or threatened which might have a material adverse effect on its Analytical Services Business. Except as set forth in Schedule 8(u)-1, IT has not made any commitment or agreement to increase the wages or benefits, or to modify the conditions or terms of employment, of any employee engaged in its Analytical Services Business, except any such commitment or agreement made on an individual basis in connection with salary administration in the ordinary course of business.
           (ii) Salaried Employees. Schedule 8(u)-2 sets forth a complete and accurate list of the names and total compensation of all salaried employees who are engaged in the Analytical Services Business and whose aggregate annual salary and cash bonus (based on annual salary rates as of March 31, 1994 and the bonuses for
      1993) exceed $75,000. To the knowledge of ITC none of such salaried employees engaged in the Analytical
      Services Business has made any written threat to cancel or otherwise terminate his relationship with ITC, and except as set forth in Schedule 8(u)-3, as of the Closing Date all such employees will be free of all employment obligations to IT and its Affiliates and (other than confidentiality and like obligations) will be free to become employees of Newco.

           (iii) Employee Benefit Plans. (A) Except as set forth in Schedule 8(u)-3, IT is not a party to, does not maintain or made any contribution to, or has incurred any expense with respect to, any employment agreement, pension, retirement, deferred compensation, profit sharing, bonus or incentive plan, medical, dental or other health insurance plan, life insurance plan, or other employee benefit plan, program, arrangement or undertaking (whether or not legally binding), including, without limitation, any "employee benefit plan" (as defined in Section 3(3) of ERISA), under which employees engaged in IT's Analytical Services Business are eligible to participate or derive a benefit (collectively, "Employee Plans" and individually, "Employee Plan"). ITC has furnished or made available to ITC complete and accurate copies of all such Employee Plans (and, in the case of any unwritten Employee Plans, descriptions thereof), all trust or other funding agreements, all amendments thereto, with respect to the Qualified Plans and amendments thereto.

           (B) Each Employee Plan listed in Schedule 8(u)-3 complies in all material respects with all applicable laws (including, without limitation, ERISA and the Code) and any applicable collective bargaining agreement. The Qualified Plans are qualified under
      Section 401(a) of the Code, and the trust under each
      Section 501(a) of the Code.

           (C) As of the Closing Date, Newco, except as set forth in Schedule 8(u)-3 shall not be required to assume any liability to any employee, beneficiary or other person or entity, including, without limitation, the Pension Benefit Guaranty Corporation, in connection with any Employee Plan required to be described in
      Schedule 7(u)-3 or by reason of any action or inaction of IT or any administrator or fiduciary or other person or entity with respect to any Employee Plan, whether before, on or after the Closing Date, except to the extent provided in this Section 7(u).

           (D)  No liability to the Pension Benefit Guaranty
      Corporation has been or is expected to be incurred with respect to any Employee Plan.

           (E) The estimated out of pocket expenses (or formula) as of February 28, 1994 for providing benefits under each Employee Plan (excluding administrative expenses) is set forth in Schedule 8(u)-3.

           (v) Absence of Specified Changes. Except as described in Schedule 8(v), since March 31, 1994, in or with respect to IT's Analytical Services Business, IT has conducted its business only in the ordinary course of business and there has not been any: (i) material transaction except as conducted in the ordinary course of business; (ii) capital expenditures not reflected in Schedule 8(o) in excess of $250,000 in the aggregate; (iii) destruction of or damage to any assets (whether or not covered by insurance) that materially and adversely affects the financial condition, business or prospects of the Analytical Services Business; (iv) sale leaseback transaction;
(v) sale or transfer of any asset of IT used in its Analytical Services Business having a book value at March 31, 1994 in excess of $250,000 for any single item and $500,000 in the aggregate other than any disposition of obsolete, redundant or damaged Assets in the ordinary course of business; (vi) material change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by IT; (vii) amendment or termination of any Contract in connection with the Analytical Services Business to which IT is or was a party, except in the ordinary course of business or as provided for in this Agreement; (viii) mortgage or any pledge of any properties or assets of IT; (ix) any indebtedness incurred, assumed or guaranteed by IT (other than pursuant to lease agreements involving less than $500,000 in the aggregate) which obligates IT to more than $500,000 in the aggregate or (x) other event or condition of any character known to ITC that has or might reasonably have a material and adverse effect on the ITC Assets or IT's Analytical Services Business; and since such date there has not been any material adverse change in the business, financial condition or results of operations of IT's Analytical Services Business.

           (w)  Brokers. Except for Smith Barney Shearson,
Inc., whose fees and expenses will be paid by IT, negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by ITC without the assistance of any finder or broker and no amount is payable by ITC by way of brokerage or finders' commission or fee, or otherwise, on account of this Agreement or the transactions contemplated hereby.

           (y) Disclosure. Except as such representation or warranty may be qualified herein to the best knowledge of ITC, no representation or warranty by ITC herein or in any of the Schedules hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading.

      9.   Transition of Analytical Services Businesses to
Newco. The transition of the Businesses from MetPath and ITC to Newco shall be governed by the following provisions:

             (a)  Conduct of Businesses Prior to Closing.
Between the date hereof and the Closing (the "Pre-Closing
Period"), each of MetPath and ITC shall continue to manage and support its Analytical Services Business diligently and operate it only in the ordinary course. Without limiting the generality of the foregoing, each of MetPath and ITC shall use its best efforts to maintain the quality and reputation of the services of its Analytical Services
Business and the good will of its customers, collect its accounts receivable and pay its payables in the ordinary course of business consistent with present practice, maintain all material tangible assets utilized in its Analytical Services Business in good repair and covered by adequate insurance, maintain the books and records relating to its Analytical Services Business in the usual manner and maintain, in all material respects, the existing organization of its Analytical Services Business. Each of MetPath and ITC shall comply in all material respects with all Laws and Regulations applicable to its Analytical
Services Business and shall not take any action which will cause any change in its Analytical Services Business other than changes in the ordinary course of business.

             (b)  Access to Information and Documents.
Immediately after the execution of this Agreement, MetPath and ITC will give to each other and their respective representatives access, for reasonable periods of time during normal business hours, to all of the properties and assets to be transferred to Newco pursuant to the transactions contemplated by this Agreement and the other agreements executed or to be executed and delivered in connection herewith, to the key personnel of their respective Analytical Services Businesses and to all of their books, Contracts, commitments and records of their respective Analytical Services Businesses and will give each other all such information with respect to their respective Analytical Services Businesses as the other party and its representatives may reasonably request. ITC will hold, and will cause its officers, employees, accountants, counsel, financial advisers and other representatives and Affiliates to hold, any confidential information it receives regarding MetPath in accordance with the Confidentiality Agreement dated January 19, 1994, between IT and Corning Lab Services Inc. MetPath will hold, and will cause its officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any confidential information it receives regarding ITC in accordance with the Confidentiality Agreement dated January 19, 1994 between Corning Lab Services Inc. and IT.


             (c)  Employees.  At or prior to the Closing
Date, Newco will offer to employ all persons who as of the Closing Date are employees of MetPath and ITC directly involved in the Analytical Services Business (and not with MetPath's or ITC's other businesses) at a salary or hourly base rate equal to their current salary or hourly base rate and, except as specifically provided by Section 9(d), on other terms and conditions determined by Newco.

             (d)  Employee Benefits.  For a period of six
months following the Closing Date, each of MetPath and IT shall use its best efforts to permit its employees who are hired by Newco as contemplated by Section 9(c) of the Agreement ("MetPath/ITC Employees") to continue to be covered under any employee benefit plans in which they participated immediately prior to the Closing Date except to the extent that Newco is providing comparable benefits to such employees. During such interim period new employees of Newco who were not MetPath/ITC employees will be eligible to be covered by the employee benefit plans under which the majority of the MetPath/ITC employees employed at their work location are covered. Newco shall promptly pay MetPath or IT, as the case may be, all of its reasonable out-of-pocket expenses (including administration expenses) incurred in connection with providing such benefits. Newco shall adopt and maintain through June 1, 1995, a severance program providing the benefits set forth in Schedule 9(d) for all MetPath/ITC Employees and shall count service with MetPath and ITC (and their predecessors) under such severance program and for all other Benefit Plans and fringe benefits maintained by Newco.

             (e)  Assistance with Licensing; License Fees.
During the Pre-Closing Period and following the Closing
Date, each party shall use reasonable best efforts
(excluding the payment of money) to cooperate with and assist Newco in obtaining assignment of or substitution for all Permits listed in Schedule 7(q) and 8(q).


             (f)  Third Party Consents.  During the Pre-
Closing Period, each party shall use its best efforts to obtain such consents as are required under Schedule 4 and consents to the assignment of such additional Assigned Agreements as any other party may reasonably request. After the Closing Date each party shall provide such assistance (excluding the payment of money) as the other party shall reasonably request to obtain consents to the assignments of the Assigned Agreements. Newco shall be responsible for making reasonable payments necessary to obtain such consents other than any such payments as are specifically required by the terms of the underlying agreements, which shall be the responsibility of MetPath or ITC as the case may be. Except as provided in this Section 9(f), Newco shall pay all other fees and costs associated with the assignment of the Assigned Agreements hereunder.

             (g)  Sole Negotiations.  During the Pre-
Closing Period, no party nor any of its Affiliates shall participate in any negotiations for the direct or indirect sale of any of its Assets, except with the other parties hereto and except in the ordinary course of business.

             (h)  Access to Personnel.  After the Closing
Newco will make available to each of MetPath and ITC Newco's employees for the purpose of assisting such party in connection with any audit of the tax returns of such party. Newco shall also make available to each of MetPath and ITC Newco's employees in connection with any audit, investigation, lawsuit or other proceeding involving MetPath or ITC, as the case may be.

             (i)  Records.  Newco shall retain books and
records delivered under Section 2 for a period of five years from the Closing Date, and at reasonable times and on reasonable notice, during such period each of MetPath and ITC and their representatives shall have access to and the right to copy the books and records delivered by such party to Newco pursuant to this Agreement. Newco shall give MetPath and ITC not less than thirty (30) days prior written notice of its intent to dispose of any such books and records and, notwithstanding any provision to the contrary, after giving such notice, Newco shall have the right to dispose of such books and records in the event that MetPath or ITC has not accepted delivery of such books and records.

             (j)  Public Announcements.  MetPath, ITC and
Newco shall consult with each other before any party to this Agreement issues any press release or otherwise makes any public statement with respect to this Agreement and the transactions contemplated hereby. Nothing in this Section 9(j) shall prevent such public disclosure by MetPath or ITC with respect to this Agreement and the transactions contemplated hereby as, in the opinion of its counsel, it or they may be required to make by applicable law or the regulations of any such stock exchange or the National Association of Securities Dealers.

             (k)  Assignment of Bank Accounts.  At the
Closing MetPath shall to the extent practicable transfer to Newco irrevocable control over its payroll accounts and their depository bank accounts and post office boxes ("Depository Accounts") which are utilized for the deposit of funds from the collection of accounts receivable (or into which accounts customers are directed to transmit payments under lock box or similar arrangements) related to its Analytical Services Business. On and after the Closing MetPath and ITC shall forward immediately to Newco any funds that they may receive that are in payment of the Accounts Receivable and MetPath and ITC shall appoint Newco as their attorney-in-fact to endorse checks in payment of the Accounts Receivable and to deposit such checks into Newco's account.

             (l)  Government Contracts.  To the extent
that as of the Closing Date Newco has not received novation agreements with respect to non-novated Assigned Agreements that are with any Governmental Authority (such non-novated agreements being "Non-Novated Agreements"), then notwithstanding the provisions of Section 5, such agreement shall not be assigned to or assumed by Newco until a novation agreement is executed with respect thereto and in the interim Newco shall, if permitted by such agreement or by law, act as a subcontractor and/or agent for the original contracting party (MetPath or ITC) and shall be responsible for all obligations of the original contracting party to the same extent as if such agreement had been assigned or at the Closing Date and shall be entitled to receive from the contracting party (and if not so permitted shall be entitled to receive from MetPath or ITC immediately upon receipt from the contracting party, all amounts received from the Governmental Authority in respect of such agreement immediately upon receipt by such contracting party).

             (m)  Payment of Accounts Receivable.  ITC
shall pay any Accounts Receivable assigned to Newco by ITC as to which ITC is the debtor, and all accounts payable of ITC arising in the future as to which Newco is the creditor, in the normal course of business according to commercially acceptable terms.

             (n)  Assistance After Closing.  After the
Closing (i) each of MetPath and ITC shall render to Newco all reasonable assistance in the smooth and orderly transfer of the accounts receivable, customers and other assets of its Analytical Services Business to Newco; (ii) MetPath will comply with the terms of the MetPath Services Agreement and
(iii) ITC will comply with the terms of the ITC Services
Agreement.

             (o)      Hart-Scott-Rodino.  As promptly as
practicable after the date hereof, ITX shall, and MetPath shall cause Corning to, file such report as is required under the HSR Act in order to consummate the transactions contemplated by this Agreement and shall use its best efforts to supply any additional documents as may be requested by the Department of Justice or the Federal Trade
Commission with respect to the HSR Act.

             (p)  Amendment of Schedules.From time to
time prior to the close of business on the tenth business day before the Closing, either party may deliver or cause to be delivered to the other party supplemental information or updated exhibits ("Supplement") concerning events subsequent to the date hereof or information with respect to past events that come to the attention of the party which would render any statement, representation or warranty made in this Agreement by such party or any information contained in any Schedule required by this Agreement of such party inaccurate or incomplete in any material respect; provided however, that no such Supplement shall be treated as delivered until received by the other party. The receiving party may reject the Supplement, within five (5) business days after receipt by written notice to the other party; failure to object within such five business day period shall be deemed acceptance. A party may reject a Supplement only if it determines that the changes or additions to the Schedule could subject Newco to a reasonable likelihood of incurring liabilities or expenses not previously disclosed in the Schedules exceeding $500,000 in the aggregate. If a party rejects a Supplement, the other party (i.e., the party that delivered the Supplement that was rejected) shall have the right to withdraw from the transactions contemplated by this Agreement and terminate this Agreement without any liability whatsoever to any party provided that notice of such election is given to the rejecting party no later than seventy-two (72) hours after the receipt of the notice of rejection.

             (q)  Conditions.  Each of the parties shall
use its best efforts to cause each of the conditions specified in Sections 10 and 11 as are within its control to be satisfied.

             (r) Environmental Matters. On or before the date hereof, MetPath and IT shall exchange information that each has gathered (but not including any attorney-client privileged or attorney work-product information) by means of questionnaires to their respective laboratories. Prior to the Closing Date, each of MetPath and IT shall permit the other to conduct such environmental investigations through and including phase I studies, or other appropriate inquiries (collectively, "Appropriate Inquiries") with respect to each other's facilities as such party deems necessary, and may employ its own or third-party personnel therefor. The party conducting such Appropriate Inquiry shall defend, indemnify, and hold harmless the other party against all damages to tangible property and all injuries to persons (regardless of the limits in Section 12(e) of this Agreement) to the extent arising out of or related to the performance of such Appropriate Inquiry, including all claims and liens for compensation, and shall, upon demand, post such bonds and take such further actions as are necessary to accomplish the intent and purposes hereof.

        10. Conditions of the Obligations of Newco and ITC. The obligations of Newco and ITC under this Agreement are subject to the fulfillment, to the reasonable satisfaction of ITC, prior to or at the Closing, of each of the following conditions:

             (a)  Services Agreement.  MetPath and Newco
shall have entered into the MetPath Services Agreement.

             (b)  Shareholders' Agreement.  The parties
thereto shall have entered into the Shareholders' Agreement and the Shareholders' Agreement shall be in full force and effect.

             (c)  Representations and Warranties True at
Closing. The representations and warranties made by MetPath in this Agreement and in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time, except to the extent that such representations and warranties were made with specific reference to some other date.

             (d)  Performance.  MetPath shall have
performed and complied in all material respects with all agreements and conditions required by this Agreement or any of the other agreements executed and delivered in connection herewith to be performed or complied with by it prior to or at the Closing Date.

             (e)  Compliance Certificates.  MetPath shall
have delivered to ITC a certificate, dated the Closing Date and signed by the President or any Vice President of MetPath, certifying that the conditions specified in clauses
(c) and (d) of this Section 10 have been satisfied.

             (f)  Proceedings and Documents.  All
proceedings in connection with the transactions contemplated hereby and all documents and instruments (including, without limitation, all Transfer Documents) incident to such transactions shall be satisfactory in legal substance and form to ITC's counsel, and ITC and its counsel shall have received all such executed counterpart originals or certified or other copies of such documents as ITC or its counsel may reasonably request.

             (g) Consents. All consents and approvals of third parties (including, without limitation, all Governmental Authorities) required by Schedule 4 to be to be received by or on the part of any party hereto for the consummation of the transactions contemplated by this Agreement shall have been obtained and any waiting period under the HSR Act shall have expired.

             (h)  Opinion of Counsel.  ITC shall have
received the favorable opinion of counsel for MetPath, dated the Closing Date and addressed to Newco and ITC, in such form as the parties shall agree to before the Closing.


             (i)  [Intentionally omitted.]



             (j)  Action or Proceeding.  No suit, action
or proceeding, or governmental investigation or inquiry against or concerning, directly or indirectly, MetPath, ITC, Newco, any Affiliate or any of them, or any of the properties of any of them, shall have been instituted or threatened, nor shall any basis therefor have arisen that might result in any order or judgment of any court or other Governmental Authority which in the opinion of ITC is of such significance or materiality and of such a nature as to render it inadvisable for Newco to consummate the transactions contemplated by this Agreement.

             (k) Fairness Opinion. ITX and IT shall have received a "fairness opinion," in form and substance satisfactory to them and dated as of this Agreement, from Smith Barney Shearson, Inc., with respect to the transactions contemplated by this Agreement.

             (l)  Appropriate Inquiries.  IT shall have
concluded its Appropriate Inquiries to its reasonable satisfaction.

             (m)  Financing.   Newco shall have entered
into a definitive credit agreement with a bank or banks reasonably satisfactory to ITC providing for a facility of not less than $45 million.

        11. Conditions of the Obligations of MetPath and Newco. The obligations of MetPath and Newco under this Agreement are subject to the fulfillment, to the reasonable satisfaction of MetPath, prior to or at the Closing, of each of the following conditions:

             (a)  Services Agreement.   ITC and Newco
shall have entered into the ITC Services Agreement.

             (b)  Shareholders' Agreement.  The parties
thereto shall have entered into the Shareholders' Agreement and the Shareholders' Agreement shall be in full force and effect.

             (c)  Representations and Warranties True at
Closing. The representations and warranties made by ITC in this Agreement and in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time, except to the extent that such representations and warranties were made with specific reference to some other date.

             (d)  Performance.  ITC shall have performed
and complied in all material respects with all agreements and conditions required by this Agreement or any of the other agreements executed and delivered in connection herewith to be performed or complied with by it prior to or at the Closing Date.

             (e)  Compliance Certificate.  ITC shall have
delivered to MetPath a certificate, dated the Closing Date and signed by the President or any Vice President of ITC, certifying that the conditions specified in clauses (c) and
(d) of this Section 11 have been satisfied.

             (f)  Proceedings and Documents.  All
proceedings in connection with the transactions contemplated hereby and all documents and instruments (including, without limitation, all Transfer Documents) incident to such transactions shall be satisfactory in legal substance and form to MetPath's counsel, and MetPath and its counsel shall have received all such executed counterpart originals and certified or other copies of such documents as MetPath or its counsel may reasonably request.

             (g) Consents. All consents and approvals of third parties (including, without limitation, all Governmental Authorities) required by Schedule 4 to be received by or on the part of any party hereto for the consummation of the transactions contemplated by this Agreement shall have been obtained and any waiting period under the HSR Act shall have expired.

             (h)  Opinion of Counsel.  MetPath shall have
received the favorable opinion of counsel for ITC, dated the Closing Date and addressed to Newco and MetPath, in such form as the parties shall agree to before the Closing Date.

             (i)  [Intentionally omitted.]




             (j)  Action or Proceeding.  No suit, action
or proceeding, or governmental investigation or inquiry against or concerning, directly or indirectly, MetPath, ITC, Newco, any Affiliate of any of such corporations, or any of the properties of any of the foregoing, shall have been instituted or threatened, nor shall any basis therefor have arisen, that might result in any order or judgment of any court or other Governmental Authority which in the opinion of MetPath is of such significance or materiality and of such a nature as to render it inadvisable for MetPath to consummate the transactions contemplated by this Agreement.

             (k)  Financing.  Newco shall have entered
into a definitive credit agreement with a bank or banks reasonably satisfactory to MetPath providing for a facility of not less than $45 million.
             (l)  Appropriate Inquiries.  MetPath shall
have concluded its Appropriate Inquiries to its reasonable satisfaction.

        12. Survival and Indemnification. (a) Survival. Notwithstanding any investigation made by or on behalf of any party at any time, all the terms, conditions, warranties, representations and indemnities set forth in this Agreement, including the Schedules, or in any certificate, document or other instrument delivered in connection herewith, shall survive the delivery of the Assets and the Closing hereunder; provided, however, that any right of recovery in respect of any inaccuracy of a representation or breach of a warranty for which a claim has not been asserted in writing on or before midnight on the third anniversary of the Closing Date shall expire at such time.

             (b)  Indemnification by MetPath.  MetPath
agrees to indemnify and hold harmless ITC and Newco from and against all claims, liabilities, obligations, losses, deficiencies, damages, costs and expenses (including, without limitation, fees and disbursements of counsel) of every kind, nature and description (collectively "Claims") which may be payable by virtue of, or be based upon, or
arise out of, or result from   (i)  the inaccuracy of any
representation or the breach of any warranty, covenant or agreement made by MetPath in this Agreement, including the Schedules, or in any certificate, document or other instrument delivered in connection with the transactions contemplated by this Agreement; (ii) the failure of MetPath to comply with any bulk transfer or similar law of any jurisdiction in connection with the transactions contemplated by this Agreement; (iii) any claim made, or action or proceeding brought for, a finder's fee or brokerage or other commission arising by reason of any services rendered or alleged to have been rendered to or at the instance of MetPath or any of its Affiliates with respect to the transactions contemplated by this Agreement;
(iv) any obligation or liability of MetPath not included in the Assumed Obligations or any material Encumbrance on any owned Enseco Assets or any claim made, or action or proceeding brought, for actions taken or omitted to be taken by MetPath in connection with or arising out of the conduct of the Analytical Services Business or the ownership of the Enseco Assets by MetPath on or prior to the Closing Date, including without limitation (a) all losses suffered or incurred by Newco arising out of services rendered or that should have been rendered in connection with the Analytical Services Business to the extent that the claim out of which the loss arises shall have occurred on or before the Closing Date (regardless of the date on which such claim is asserted); (b) any Claim arising as a result of any violation or alleged violation of or liability incurred under any Environmental Law in connection with the Analytical Services Business based on (i) a condition, including without limitation the items discussed in Schedule 7(r), existing prior to the Closing Date, (ii) the acts or omissions of MetPath or its agents or contractors or Affiliates prior to the Closing Date or (iii) the leasing, occupancy or ownership by MetPath of its properties prior to the Closing Date, including the properties listed in
Schedule 7(i); (c) any violation or alleged violation of law by MetPath prior to the Closing Date in connection with the Analytical Services Business or the premises listed in
Schedule 7(i); (d) any Claim by any former employee of MetPath hired by Newco as contemplated by Section 9(c) of this Agreement or any other employee of MetPath for accrued compensation, vacation pay, severance benefits or other benefits owing or maintained by MetPath arising out of services rendered prior to the Closing Date other than vacation pay accrued as of the Closing Date in the Final Working Capital Certificate which shall remain the obligation of Newco; and (e) any Claim under the Code or ERISA resulting from MetPath having been a member of a controlled group or a group of business as under common control within the meaning of Section 414 of the Code; and
(v) any allegation by a third party which if true would constitute a claim covered by Subsections 12(b)(i) through
(iv).


             (c)  Indemnification by ITC.  ITX and IT,
jointly and severally, agree to indemnify and hold harmless MetPath and Newco from and against all claims, liabilities, obligations, losses, deficiencies, damages, costs and expenses (including, without limitation, fees and disbursements of counsel) of every kind, nature and description (collectively "Claims") which may be payable by virtue of, or be based upon, or arise out of, or result from
 (i) the inaccuracy of any representation or the breach of any warranty, covenant or agreement made by ITX or IT in this Agreement, including the Schedules, or in any certificate, document or other instrument delivered in connection with the transactions contemplated by this Agreement; (ii) the failure of IT to comply with any bulk transfer or similar law of any jurisdiction in connection with the transactions contemplated by this Agreement; (iii) any claim made, or action or proceeding brought for, a finder's fee or brokerage or other commission arising by reason of any services rendered or alleged to have been rendered to or at the instance of IT or any of its Affiliates with respect to the transactions contemplated by this Agreement; (iv) any obligation or liability of IT or ITX not included in the Assumed Obligations or any material Encumbrance on any owned ITC Assets or any claim made, or action or proceeding brought, for actions taken or omitted to be taken by ITC in connection with or arising out of the conduct of the Analytical Services Business or the ownership of the ITC Assets by ITC on or prior to the Closing Date, including without limitation (a) all losses suffered or incurred by Newco arising out of services rendered or that should have been rendered in connection with the Analytical Services Business to the extent that the claim out of which the loss arises shall have occurred on or before the Closing Date (regardless of the date on which such claim is asserted); (b) any Claim arising as a result of any violation or alleged violation of or liability incurred under any Environmental Law in connection with the Analytical Services Business based on (i) a condition, including without limitation the items discussed in Schedule 8(r), existing prior to the Closing Date, (ii) the acts or omissions of IT or its agents or contractors or Affiliates prior to the Closing Date or (iii) the leasing, occupancy or ownership by IT of its properties prior to the Closing Date, including the properties listed in Schedule 8(i); (c) any violation or alleged violation of law by ITC prior to the Closing Date in connection with the Analytical Services Business or the premises listed in Schedule 8(i); (d) any Claim by any former employee of IT hired by Newco as contemplated by Section 9(c) of this Agreement or any other employee of IT for accrued compensation, vacation pay, severance benefits or other benefits owing or maintained by IT arising out of services rendered prior to the Closing Date other than vacation pay accrued as of the Closing Date in the Final Working Capital Certificate which shall remain the obligation of Newco; and (e) any Claim under the Code or ERISA resulting from IT having been a member of a controlled group or a group of business as under common control within the meaning of Section 414 of the Code; and (v) any allegation by a third party which if true would constitute a claim covered by Subsections 12(c)(i) through (iv).

             (d)  Indemnification by Newco.  Newco agrees
to indemnify and hold harmless MetPath and ITC from and against any and all Claims which may be payable by virtue of, or be based upon, or arise out of, or result from (i) any obligation or liability specifically assumed by Newco or
(ii) any claim made, or action or proceeding brought, against MetPath or ITC, for actions taken or omitted to be taken by Newco in connection with the Analytical Services Business following the Closing Date.

             (e)  Limitation.  Notwithstanding the
foregoing, the indemnification by MetPath and ITC in respect of the inaccuracy of representations and the breach of warranties referred to in clause (i) of paragraph (b) and
(c) of this Section 12 shall apply only if the amount of such indemnification exceeds $1,500,000 in the aggregate, in which event MetPath or ITC , as the case may be, shall be obligated with respect to the full amount of such claims (including the first $1,500,000 thereof); provided, however, any party otherwise required to pay a sum under this Section 12(e) to the other party shall be required to pay only the difference between the amount which it would be required to pay, and any amount it would be entitled to receive as indemnity from the other party, but for such $1,500,000 limitation (by way of example only, if an indemnifying party is required to pay $1,600,000 under this Section 12(e), and the other party has accrued against it claims of $1,400,000 (which it would not be required to pay because of the $1,500,000 limitation), the party otherwise required to pay the $1,600,000 shall only be required to pay to the other party $200,000 ($1,600,000 - $1,400,000); and provided, further, however, that no indemnification shall be made with respect to the inaccuracy of a misrepresentation or a breach of a warranty (regardless of whether the $1,500,000 minimum is exceeded) unless the Claim or Claims related to such inaccuracy or misrepresentation exceeds $25,000). The aggregate amount of the indemnification paid under this
Section 12 by MetPath or ITC, as the case may be, in excess of any insurance proceeds applicable to any Claims, shall not exceed $25 million (the "Indemnification Cap"); provided, further, however, that all the preceding limitations on indemnification set forth in this paragraph
(c) shall not apply to any obligation to indemnify or any liability for a Claim which arises out of any breach of any representation or warranty which was made with actual intent to defraud any other party or out of any breach of any agreement perpetrated with actual intent to harm another party.

             (f)  Notices, etc.  Each party hereto agrees
to give the applicable other party prompt written notice of any third-party claims, actions or proceedings of which it has knowledge as to which it may request indemnification hereunder. The indemnifying party shall have the right to defend, with counsel reasonably satisfactory to the indemnified party, any such third-party claims, actions or proceedings, provided it agrees in writing to indemnify and hold harmless the indemnified party from the full amount of any and all Claims which the indemnified party may incur or suffer as a result of such claim, action or proceeding. No settlement of any claim, action or proceeding as to which indemnification may be requested hereunder shall be made without the consent of the indemnifying party unless the indemnifying party shall have been given prior written notice of such claim, action or proceeding and shall have failed to assume the defense of the same within 30 days after receipt of such notice.

             (g)  Reduction for Insurance Proceeds and Tax
Benefits notwithstanding anything to the contrary contained herein, the amount of indemnification due to a party under this Agreement will be reduced by (i) any insurance proceeds received by such party in respect of such claim provided that the indemnification due IT under this Agreement will not be reduced by any amounts received by IT from ITX's insurance subsidiary; and (ii) the net tax benefit (based on an assumed combined federal and state tax rate of 40%), if any, actually available to such party for the claims for which indemnification is otherwise due hereunder.

        13.  Expenses.  Except as otherwise provided
herein, each party shall pay all costs and expenses incurred by such party in connection with the negotiation and preparation of this Agreement, the Exhibits and Schedules thereto or any ancillary documentation or with the closing of the transactions contemplated by this Agreement or attributable to the performance of, and compliance with, all agreements and conditions contained herein to be performed or complied with by such party.

        14. Further Assistance. From time to time, at Newco's request (whether at or after the Closing) and without further consideration , MetPath and ITC, at its own expense, will execute, acknowledge, deliver and file such instruments (including, without limitation, assignments of patents and trademarks) and will take such other action as Newco may reasonably request in order more effectively to convey and transfer to Newco the assets and properties transferred to Newco hereunder, and will reasonably assist
Newco in the collection or reduction to possession of any such assets and properties.

        15. Notices. All notices and communications hereunder given by any party to any other party shall be in writing (including by telecopy, confirmed in writing) and shall be deemed to have been duly given when received if delivered in person or by mail, first-class, postage and certified mail prepaid, and when sent, if sent by telecopy, addressed to the respective parties as follows:

If to MetPath:        MetPath Inc.
                      One Malcolm Avenue
                      Teterboro, New Jersey 07608
                      Attention:  General Counsel
                      Telecopy:  201-393-5289

If to ITC:            International Technology
                      Corporation
                      23456 Hawthorne Boulevard
                      Torrance, CA  90505
                      Attention:  General Counsel
                      Telecopy:  310-791-4770

If to Newco:          5251 DTC Parkway
                      Suite 415
                      Englewood, Colorado  80111
                      Attention:  President
                      Telecopy:  303-796-2002





or to such other address as a party may have specified by written notice to the other parties.

        16.  Termination.  (a)  Grounds for Termination.
This Agreement may be terminated at any time prior to the Closing;

             (i)  by mutual consent of the MetPath and IT;
and

             (ii)  if the Closing shall not have occurred
on or before August 1, 1994, or such later date as may be agreed upon in writing by the parties, by either (A)
MetPath, unless the Closing shall not have occurred through failure of MetPath to comply in all material respects with its obligations hereunder, or (B) IT, unless the Closing shall not have occurred through failure of ITC to comply in all material respects with its obligations hereunder.

             (b)  Effect of Termination.  In the event of
termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to clause (a) of
Section 16, written notice thereof shall forthwith be given to all parties and this Agreement, other than the provisions of Section 9(b), shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto provided, however, that, except as provided in Section 9(p), if this Agreement is so terminated by one party because one or more of the conditions to such party's obligations hereunder is not satisfied as a result of the other party's failure to comply with any provision of this Agreement, it is expressly agreed and understood that the terminating party's right to pursue all legal remedies, if any, for breach of contract and damages shall also survive such termination unimpaired.

         17.  Assignability of Agreements and Permits.
Each of MetPath, IT and ITX acknowledge and agree that

               (a) Novation or other transfer of the
Contracts between IT and MetPath and their respective governmental and private clients is generally prohibited by law or as a matter of agreement absent the consent of such client, and except as provided in Schedule 4, such novations or other transfers will not be requested before the Closing and are not conditions precedent to the Closing.

              (b)  Transfer of the Permits that both
MetPath and IT use in their respective analytical services businesses is generally prohibited absent consent of the Governmental Authority issuing such Permit and such transfers will not be requested before the Closing and are not conditions precedent to the Closing.

              (c) Except as contemplated by Schedule 4, no representation or warranty made in Sections 7 and 8 shall be deemed violated by the failure to obtain consent to assignment of any Contract or Permit or the effect such failure could have on such Contract or Permit.

         18. Miscellaneous. (a) Entire Document. This Agreement including the Disclosure Statement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties. The parties hereby acknowledge that certain other agreements, including without limitation the Securities Acquisition Agreement and the Shareholders' Agreement, are being executed and delivered in connection with this Agreement.

              (b)  Benefits; Enforcement.  Except for the
Confidentiality Agreements referred to in Section 9, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns of the parties. This Agreement shall also inure to the benefit of, and be enforceable against MetPath by Newco and ITC and against ITC by Newco and MetPath and the successors and assigns of either of them provided that any enforcement by both Newco and any of the foregoing shall not result in a multiple recovery in respect of the same claim. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement.

              (c)  Amendments   This Agreement may be
amended or waived only by an instrument in writing signed by the party against whom enforcement of such amendment or waiver is sought.

              (d) Headings. The Table of Contents and the headings of this Agreement are for reference only, and shall not limit or otherwise affect any of the terms or provisions hereof.

              (e)  Counterparts.  This Agreement may be
executed in several counterparts and may be executed by the respective parties hereto on separate counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one and the same instrument.

              (f)  Governing Law.  This Agreement shall be
construed in accordance with and governed by the internal laws of the State of New York without regard to principles of conflicts of laws. Jurisdiction and venue for litigation of any dispute, controversy or claim arising out of or in connection with this Agreement shall be only in a United States federal court or a New York state court having subject matter jurisdiction located in New York, New York. The parties hereby expressly submit to the personal jurisdiction of the foregoing courts located in New York, New York, and waive any objection or defense based on personal jurisdiction or venue that might otherwise be asserted to proceedings in such courts.

              (g)  Arbitration.  All disputes or
differences arising out of or related in any way to this Agreement shall be submitted to the decision of three (3) arbitrators, one to be chosen by each party, and the third to be chosen by the two previously selected arbitrators. If either of the parties fails to appoint an arbitrator within one (1) month after receipt of a demand to arbitrate, such arbitrator shall at the request of either party be appointed by application to the courts of New York having competent jurisdiction therefor. The arbitrator proceedings shall take place in New York. The applicant shall submit its case within one (1) month after the appointment of the arbitration panel, and the respondent shall submit his reply within one (1) month after receipt of a claim. The arbitrators shall apply the rules of evidence and law applicable in courts sitting in New York. The arbitration panel shall be empowered to award provisional (i.e., injunctive) relief upon proper application, but a party shall be entitled, pending the appointment of all such arbitrators and the convening of such arbitration, to seek such relief from any court otherwise having competent jurisdiction of such matter. The arbitration panel shall render a written, reasoned decision on each issue before it, in which decision it shall also state how each arbitrator voted. Any decision by the arbitration panel shall be binding upon the parties and may be entered as a final judgment in any court having jurisdiction. The cost of any arbitration proceeding shall be borne by the parties as the arbitrator shall determine if the parties have not otherwise agreed.

              (h) Attorney's Fees. If any action or other proceeding is brought for the enforcement of this Agreement or because of any alleged dispute, default or misrepresentation in connection with any of its provisions, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in the actions or proceeding, in addition to any other relief to which it may be entitled. In addition, any award of damages as a result of breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the Prime Rate. If any action or other proceeding is brought to enforce a judgment rendered in connection with this Agreement, the judgment creditor shall be entitled to recover reasonable attorney's fees and other costs incurred, and such costs shall be recoverable as a separate item. This provision shall be severable from all other provisions of this Agreement, shall survive any judgment, and shall not be deemed merged into the judgment.

   IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.


                        METPATH INC.

                        By:  ___________________________
                             E. Martin Gibson
                             Director and Chairman of
                             Corning Lab Services, Inc.


                        By:  ___________________________
                             James D. Chambers
                             Vice President and Treasurer


                        INTERNATIONAL TECHNOLOGY
                        CORPORATION

                        By:  ___________________________
                             Robert B. Sheh
                             President and Chief Executive
                             Officer


                        IT CORPORATION

                        By:  ___________________________
                             Robert B. Sheh



                        NEWCO

                        By:  ___________________________
                             Title:

LIST OF EXHIBITS


A.  Shareholders'  Agreement

LIST OF SCHEDULES IN THE DISCLOSURE STATEMENT

Schedule      Description                  Section
Reference

2             Excluded Assets
4             Approvals and Consents
4(d)          Sublease
6             Newco Representations
MetPath Schedules:

7(f)          Financial Statements
7(g)          Liabilities
7(h)          Encumbrances
7(i)          Real Property
7(j)          Machinery and Equipment
7(l)          Industrial Property Rights
7(m)-1        Contracts
7(n)          Customers and Suppliers
7(o)          Capital Projects
7(p)          Litigation
7(q)          Permits
7(r)          Environmental Matters
7(u)-1        Commitments on Wages or Benefits
7(u)-2        Salaried Employees
7(u)-3        Employee Benefit Plans
7(v)          Changes in Business
ITC Schedules:
8(f)          Financial Statements
8(g)          Liabilities
8(h)          Encumbrances
8(i)          Real Property
8(j)          Machinery and Equipment
8(l)          Industrial Property Rights
8(m)-1        Contracts
8(n)          Customers and Suppliers
8(o)          Capital Projects
8(p)          Litigation
8(q)          Permits
8(r)          Environmental Matters
8(u)-1        Commitments on Wages or Benefits
8(u)-2        Salaried Employees
8(u)-3        Employee Benefit Plans
8(v)          Changes in Business
9(d)          Severance Program